Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Tracy Young, Vice President, Communications

800.818.1498

TeamHealth Announces Retirement of

Chief Compliance Officer

(KNOXVILLE, Tenn.) September 24, 2009 – TeamHealth announced today that Steve Sherlin intends to retire from his position as Chief Compliance Officer effective May 1, 2010. Sherlin joined TeamHealth in 1997 as Senior Vice President, Administration and was promoted to Executive Vice President, Finance and Administration in 1998. From 2000-2004 he served as the Executive Vice President of Health Care Financial Services, the reimbursement division of the company, and he assumed his current role as Chief Compliance Officer in 2004, where he has been responsible for developing and managing the organization’s formal compliance program.

“Steve’s contributions to TeamHealth in his various roles over the past 12 years have been numerous and significant. I thank him for all he has done for TeamHealth and wish him well in his retirement,” said Greg Roth, President & CEO, TeamHealth.

Sherlin has enjoyed a stellar career, with more than 35 years of senior management experience in healthcare. He has served as the Chief Financial Officer for a number of hospitals throughout the Southeast, and immediately prior to joining TeamHealth, he served as Vice President and Chief Financial Officer for the Tennessee Division of Columbia/HCA, where he had financial responsibility for multiple hospital locations and related healthcare entities.

“It has been a privilege to be associated with such an excellent organization comprising outstanding individuals who consistently demonstrate a strong culture of ‘doing the right thing’ in both words and deed,” says Sherlin. “While I will miss the daily relationships, my retirement comes at a good time for my family and me. My active involvement into 2010 affords the leadership team the time to conduct a search to identify the organization’s next compliance leader and ensure a smooth transition.”

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 6,000 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to more than 550 civilian and military hospitals, and clinics and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.